Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Greenwood Street Trust	Fidelity Equity Market Neutral Fund	12/01/2024

Fidelity Diversifying Solutions LLC	Fidelity Management & Research (Hong Kong) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Sharon LeCornu
Name: Christopher J. Rimmer	Name: Sharon LeCornu
Title: Treasurer	Title: Director